EXHIBIT 99.1

Asure Software Reports Profitable Second Quarter Results

  Q2 Earnings of $0.03 per share excluding one-time items*
  Q2 EBITDA* of $0.3 million, exceeding prior guidance by 48%
  Recurring Cloud-based bookings growth of 41% Year over Year and 28% sequentially
  Cash and Equivalents grew to over $2.0 million, up 47% vs. Q1 2011

AUSTIN, Texas, Aug. 10, 2011 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workforce management software, announced results for the second quarter ended June 30, 2011.

Second quarter results included earnings of $0.03 per share, excluding one-time items; EBITDA of $0.3 million, and GAAP Net Income per share of $0.01. One-time items contributed ($0.02) per share, and consisted of one-time investments in our Sales & Marketing infrastructure and severance expense. Second quarter revenue was $2.43 million, a 3% increase over the prior quarter. The revenue increase of $0.07 million was largely driven by an increase in recurring revenue, of which the majority was related to growth in our Cloud-based revenue stream. Asure's recurring revenue as a percentage of overall revenue increased by 17 basis points quarter over quarter and by 7% versus the comparable period in 2010; from 73% to 80%. Gross margin was up almost one percent from last quarter, at 82%. From a Cloud-based booking perspective (Asure defines bookings as net new revenue to the firm in terms of total contract value booked during a specified time period), Asure posted further increases this second quarter. Compared to the prior quarter of Q2 2010 and compared to the first quarter of 2011, Asure's total Cloud-based bookings grew 41% and 28% respectively.

Pat Goepel, Asure's Chief Executive Officer, noted, "Asure has maintained its vigilance in continuing to drive intuitive technology with superior service to our clients, and our second quarter results are a reflection on continued execution of our strategy. I couldn't be more pleased with our metrics this quarter. Fortune 100 and innovative companies continue to maximize our solution which is driving overall revenue growth. EBITDA and earnings were above our estimates and cash has shown substantial growth driven in part by our strong Cloud-based bookings this quarter. NetSimplicity Cloud-based bookings, the subject of our continued evolution towards 100% Cloud-based, grew by 90% over the comparable quarter in 2010 and 38% over the first quarter of 2011, primarily due to our recent enhancements in our product. Our primary goal is to continue to deliver intuitive technology and a superior client experience, while focusing on Cloud-based bookings. This will facilitate further growth of our recurring base of revenue in coming quarters, which will increase the predictability of our business. Although this paradigm shift to a focus on Cloud-based bookings adversely affects revenue recognition in the short term, we believe it is what this business needs to facilitate long term shareholder value and predictable profitability and cash flow."

David Scoglio, Asure's Chief Financial Officer, added, "Asure generated EBITDA of $0.3 million, and together with a focus on accounts receivable collection and Cloud-based deferred revenue growth, we posted our fourth consecutive cash-generating quarter. Cash increased almost $0.7 million to pass the $2 million mark this quarter. Other improvements included continued growth in deferred revenue at 33% over the comparable quarter in 2010; and an increase in our quick ratio to 1.0 from 0.9 compared to Q4 2010."

Mr. Goepel, in closing, remarked: "As we move forward in 2011, we are committed to delighting our clients with our internal and customer facing technology. Asure is currently on the hunt to utilize its cash towards an accretive acquisition. Together with the Company's M&A committee, we continue to seek acquisition candidates and financing partnerships to complement our cash position. Until that happens, we will continue to evolve our business closer to 100% Cloud-based, while maintaining bookings growth, profitability, and cash generation along the way."

2011 Earnings Guidance

	Actual		Guidance Range
	Q1 '11	Q2 '11	Q3 '11			Q4 '11			Full Year 2011
Net Earnings/(Loss) Per Share	($0.02)	$0.01	($0.01)	--	$0.02	$0.01	--	$0.04	($0.01)	--	$0.05
EBITDA Gain ($000s)	211	298	210	--	310	290	--	410	1,009	--	1,229

Conference Call Details

Asure will follow this announcement with a conference call for the investment community on Wednesday, August 10, 2011, at 11:00 a.m. EDT, (10 a.m. CDT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and David Scoglio, Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The pass code for all callers is 88393520.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call at http://investor.asuresoftware.com/.

About Asure

Asure Software, Inc. (Nasdaq:ASUR), headquartered in Austin, Texas. Asure Software's intuitive and innovative technologies enable companies of all sizes and complexities to operate more efficiently. Simply put, we turbo-charge your workplace by stimulating your workforce and maximizing your company's resources while eliminating waste out of employee's work-flow.

Asure Software's number one priority is to delight our clients and support their change initiatives. We ensure a high-performing work environment by integrating our "keep it simple" solutions and expertise to over 3,500 plus clients world-wide; Asure Software's suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8565

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures

This press release includes the following financial measures defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor are the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the "Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)" and the "Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items" tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company's GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)

FOR THE THREE MONTHS ENDING
$000s	June 30, 2011	June 30, 2010	Inc/Dec
Net Income/(Loss)	27	(1,015)	1,042
Interest	12	18	(6)
Tax	12	13	(1)
Depreciation	38	62	(24)
Amortization	195	195	0
Stock Compensation	14	13	1
EBITDA Income/(Loss)	298	(714)	1,012

FOR THE SIX MONTHS ENDING
$000s	June 30, 2011	June 30, 2010	Inc/Dec
Net Income/(Loss)	(33)	(1,203)	1,170
Interest	22	40	(18)
Tax	21	28	(7)
Depreciation	81	133	(52)
Amortization	390	389	1
Stock Compensation	28	28	0
EBITDA Income/(Loss)	509	(585)	1,094

Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items
	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
$000s	2011	2010	2011	2010
Net Income/(Loss)	27	(1,015)	(33)	(1,203)
Severance	23	0	79	0
Sales & Marketing Infrastructure	35	0	35	0
Loss on Lease Amendment	0	1,203	0	1,203
Other 1-Time Items (net)	2	0	2	44
Net Income/(Loss) Excl. One-Time Items	87	188	83	44

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,026	$ 1,070
Accounts receivable, net of allowance for doubtful accounts of $14 and $46 at June 30, 2011 and December 31, 2010, respectively	974	1,239
Notes receivable	65	62
Inventory	10	25
Prepaid expenses and other current assets	229	255
Total Current Assets	3,304	2,651
Notes receivable	60	60
Property and equipment, net	245	281
Intangible assets, net	2,454	2,844
Total Assets	$ 6,063	$ 5,836

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 551	$ 560
Accrued compensation and benefits	83	95
Other accrued liabilities	330	361
Deferred revenue	2,216	1,955
Total Current Liabilities	3,180	2,971
Long-term deferred revenue	145	116
Other long-term obligations	10	25
Total Liabilities	3,335	3,112

Stockholders' Equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 6,500 shares authorized; 3,341 and 3,341 shares issued; 3,085 and 3,128 shares outstanding at June 30, 2011 and December 31, 2010, respectively	334	334
Treasury stock at cost, 256 shares at June 30, 2011 and December 31, 2010, respectively	(5,017)	(5,017)
Additional paid-in capital	271,006	270,978
Accumulated deficit	(263,574)	(263,541)
Accumulated other comprehensive loss	(21)	(30)
Total Stockholders' Equity	2,728	2,724
Total Liabilities and Stockholders' Equity	$ 6,063	$ 5,836

The accompanying notes from the Company's upcoming 10Q are an integral part of these condensed consolidated financial statements.

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010
Revenues	$ 2,434	$ 2,625	$ 4,791	$ 5,085
Cost of Sales	(437)	(502)	(877)	(1,140)
Gross Margin	1,997	2,123	3,914	3,945

Operating Expenses:
Selling, general and administrative	1,413	1,442	2,815	2,883
Research and development	393	364	784	706
Amortization of intangible assets	150	150	298	299
Loss on lease amendment		1,203		1,203
Total Operating Expenses	1,956	3,159	3,897	5,091

Income /(Loss) From Operations	41	(1,036)	17	(1,146)

Other Income (Expenses):
Interest income	4	1	6	2
Foreign currency translation gain (loss)	1	26	(20)	(17)
Gain on sale of assets	—	23		23
Interest expense and other	(7)	(16)	(15)	(37)
Total Other Income (Expense)	(2)	34	(29)	(29)

Income/(Loss) From Operations Before Income Taxes	39	(1,002)	(12)	(1,175)
Provision For Income Taxes	(12)	(13)	(21)	(28)
Net Income/(Loss)	$ 27	$ (1,015)	$ (33)	$ (1,203)

Basic Income/(Loss) Per Share	$ 0.01	$ (0.33)	$ (0.01)	$ (0.39)
Diluted Income/(Loss) Per Share	$ 0.01	$ (0.33)	$ (0.01)	$ (0.39)
Shares Used In Computing Basic Income /(Loss) Per Share	3,085	3,085	3,085	3,090

Shares Used In Computing Diluted Income /(Loss) Per Share	3,088	3,085	3,085	3,090

The accompanying notes from the Company's upcoming 10Q are an integral part of these condensed consolidated financial statements.
CONTACT: Dave Scoglio
         512-437-2732